SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2005, VeriSign, Inc. signed a definitive agreement to acquire LightSurf Technologies, Inc. (“LightSurf”). Under the terms of the agreement, VeriSign agreed to issue shares of its Common Stock having a value of approximately $270 million for all of the outstanding capital stock, warrants and vested options of LightSurf and to pay certain transaction-related expenses of LightSurf. In addition, VeriSign will assume all unvested stock options of LightSurf. Of the consideration to be received by stockholders of LightSurf, 15% will be held in escrow for a period of one year to satisfy certain indemnification obligations. VeriSign will also be entitled to make claims for indemnification for certain matters related to intellectual property, tax and capitalization subsequent to the escrow period.

The transaction is subject to certain closing conditions, including termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the issuance of a permit from the California Department of Corporations. The transaction is anticipated to close by the end of the first quarter of 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: January 12, 2005	By:	/s/ James M. Ulam
James M. Ulam
Senior Vice President,
General Counsel and Secretary